Exhibit 21.1

MITESCO, INC.

SCHEDULE OF SUBSIDIARIES

Mitesco NA, LLC - a Minnesota limited liability company

The Good Clinic, LLC – a Minnesota limited liability company

Centcore LLC - a Florida limited liability company

Vero Technology Ventures, LLC – a Florida limited liability company